10 (l)(l)(l)

                     NATURAL GAS ASSET MANAGEMENT AGREEMENT

                                     BETWEEN

                              BLUEFIELD GAS COMPANY

                                       AND

                    DUKE ENERGY TRADING AND MARKETING, L.L.C.




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                     NATURAL GAS ASSET MANAGEMENT AGREEMENT
                                    PREAMBLE

This Natural Gas Asset Management Agreement (the "Agreement") is made and entered into effective as of November 1, 2001, (the "Effective Date") by and between Bluefield Gas Company ("Counterparty"), a West Virginia corporation, and Duke Energy Trading and Marketing, L.L.C. ("Manager"), a Delaware limited liability company. Counterparty and Manager are sometimes hereinafter referred to collectively as the "Parties" and singularly as a "Party."

WHEREAS, Counterparty has certain Firm natural gas transportation and storage rights and gas supply inventories and utilizes such transportation, storage rights and gas supply inventories (hereafter referred to collectively as the "Asset Portfolio") to provide a secure and reliable source of natural gas supply available for delivery to Counterparty;

WHEREAS, Counterparty desires to optimize the use of such Asset Portfolio;

WHEREAS, Counterparty has chosen Manager to assist Counterparty in optimizing the use of such Asset Portfolio, and

WHEREAS, in order to accomplish the results described above, Manager is prepared to provide to Counterparty services substantially the same as those embedded in such Asset Portfolio; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, Counterparty and Manager agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

                               1.01 Defined Terms

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in this Agreement, and shall have the meanings ascribed to them therein.

"Agreement" shall mean this document and all attachments and exhibits hereto, as each of the same may be amended from time to time.

"Asset Manager" or "Manager" shall mean DETM.

"Bankruptcy Default" shall mean, with respect to either Party, such Party (or its Guarantor, if applicable) (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a bankruptcy proceeding against it; (iii) otherwise becomes bankrupt or insolvent (however evidenced); (iv) becomes unable to pay its debts as they fall due; or (v) defaults in the payment or performance of any obligation to the other Party under this Agreement (which remains uncured for a period of two (2) consecutive Business Days).

"Baseload Gas" shall mean a Firm, fixed volume of Gas which Counterparty commits to purchase each Day of a given Month, and which Manager commits to deliver and sell at a price calculated according to the methodology set forth in Article IV and as shown in Exhibit G.

"British Thermal Unit (Btu)" shall mean the amount of heat required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit at sixty
(60) degrees Fahrenheit measured on a dry basis at fourteen and seventy-three hundredths (14.73) pounds per square inch absolute (psia). For reporting purposes, Btu conversion factors of not less than three (3) decimal places shall be used.

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"Business Day" shall mean a calendar day on which both Parties are open for business.

"Capacity Release" shall mean those contract rights released to Manager, as specifically set forth in Section 2.01 of this Agreement.

"Central Prevailing Time" or "CPT" shall mean Central Standard Time adjusted for Daylight Savings Time.

"Counterparty City Gate" or "City Gate" shall mean any interconnection between the facilities of a Transporter and the facilities of Counterparty.

"Cubic Foot" and "Standard Cubic Foot" shall mean that quantity of natural gas that occupies one (1) cubic foot of volume at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch (psi).

"Day" or "Gas Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at nine o'clock (9:00) a.m. Central Prevailing Time, or such other time as may be specified in the applicable Transporter's Tariff.

"Delivery Point(s)" shall mean any point or points on a Transporter's pipeline system at which Counterparty has the night to receive or deliver Gas, such point or points to be designated by Counterparty from time to time pursuant to the nomination process.

"Effective Date" shall mean the Day on which this Agreement becomes effective, as set forth in the preamble of this Agreement.

"Federal Funds Rate" shall mean, for any Day, an interest rate per annum equal to either (a) the rate published as the Overnight Federal Funds Effective Rate that appears on the Telerate Page 118 for such day (or, if such day is not a Business Day, for the preceding Business Day) or (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate as published by the Federal Reserve Bank in H.15 (519).


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"FERC" shall mean the Federal Energy Regulatory Commission or any successor regulatory agency or body which has authority to regulate the rates and/or the services of the Parties.

"Fill Volume" shall have the meaning set forth in Section 7.01.

"Firm" means that either Party may only interrupt its performance to the extent caused by an applicable Force Majeure event.

"Force Majeure," as employed within this Agreement, shall mean acts of God, including epidemics, landslides, lightning, earthquakes, hurricanes, storms, fires, floods, washouts and other similar unusual and severe natural calamities; acts of the public enemy, wars, blockades, insurrections, riots, civil disturbances, arrests and any laws, orders, rules, regulations, acts, restraints of any government or governmental body or authority, civil or military, which have the effect of prohibiting or substantially impairing performance of a Party's obligations hereunder; strikes, lockouts, or other labor disturbances; explosions, breakage or accidents to wells, machinery or lines of pipe; the necessity for making non-routine repairs or alterations to machinery or lines of pipe, freezing of lines of pipe; inability to obtain materials, supplies, permits, or labor to perform or comply with any obligation or condition of this Agreement, or the unavailability, interruption or curtailment of services provided by a Service Provider under any of the contract rights released to Manager pursuant to this Agreement. Force Majeure shall not include the unavailability of capacity under any released contract to the extent the unavailability is the result of Manager utilizing the capacity to deliver Gas to a third party, the inability to inject or to withdraw Gas to the extent such inability is the result of the actual storage inventory under such Storage Agreements being inadequate for such purposes as a result of acts or omissions by Manager, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Force Majeure shall also not include: (1) failure or loss of Counterparty's market(s),
(2) the inability of Manager to perform its obligations at a profit, (3) any unanticipated increases in Manager's cost of Gas, or (4) the loss of

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any particular source of supply, unless caused by an event of Force Majeure affecting a geographic region.

"Funded Debt" shall mean long term debt plus current maturities of long term debt.

"Gas" or "Natural Gas" shall mean any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane, which is of pipeline quality.

"Heating Value" shall mean the gross heating value on a dry basis which is the number of Btu produced by the complete combustion at constant pressure of the amount of dry gas which would occupy a volume of one (1) cubic foot at an absolute pressure of fourteen and seventy-three hundredths (14.73) psi and sixty
(60) degrees Fahrenheit with combustion air at the same temperature and pressure as the gas, the products of combustion being cooled to the initial temperature of the gas and air, and the water formed by combustion condensed to the liquid state.

"Interest Charges" shall mean long and short term interest expense

"Intra-Day Gas" shall mean that volume of Gas which Counterparty may request for delivery during any particular Gas delivery Day after 8:30 a.m. CPT on the last Business Day prior to the Day(s) of Gas flow. If the Parties agree to a quantity of Intra-Day Gas, the obligations of the Parties shall be Firm. The price for Intra-Day Gas shall be a negotiated price based on then-current market prices.

"MMBtu" shall mean one million (1,000,000) British Thermal Units.

"Month" shall mean a period beginning at nine o'clock (9:00) a.m. CPT, on the first Day of a calendar month and shall end at the aforesaid time on the first Day of the next succeeding calendar month, or such other period as may be agreed to by the Parties.


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"Net Earnings Available for Interest" shall be defined as net income plus income taxes and interest expense.

"Service Provider(s)" shall mean either a Storage Provider or a Transporter, or both, individually or collectively, as the context requires.

"Storage Accounts" shall mean the accountings performed by Manager for each of the Storage Facilities in which Gas transferred to Manager by Counterparty is stored, into which Gas is injected or out of which Gas is withdrawn. Such accountings shall reflect the initial Counterparty Storage inventory transfer and all subsequent injections and withdrawals whether or not such injections or withdrawals actually occur.

"Storage Agreements" shall mean those agreements for Storage Services as listed in Exhibit A.

"Storage Equivalent Injection Volumes" or "SEIVs" shall mean volumes of Baseload Gas in storage transferred to Manager pursuant to Section 3.01 at the outset of this Agreement, or which Manager injects into Counterparty's Storage Accounts. SEIVs are reported volumes of Gas owed by Manager to Counterparty as set forth in Section 4.02 of this Agreement.

"Storage Equivalent Withdrawal Volumes" or "SEWVs" shall mean volumes of Baseload Gas to be delivered to and received by Counterparty on a Firm basis from the reported volumes of Gas held in Counterparty Storage Accounts pursuant to Section 4.02.

"Storage Facilities" shall mean, collectively, the storage facilities covered by the Storage Agreements.

"Storage Provider" means any provider of storage services, including, but not limited to, a provider of storage services under the Storage Agreements.

"Storage Services" shall mean, collectively, the pipeline storage services provided according to Tariff, covered by the assigned Storage Agreements listed in Exhibit A.


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"Swing Gas" shall mean a volume of Gas which Counterparty may nominate for delivery no later than 8:30 a.m. CPT on the last Business Day prior to the day(s) of Gas flow. Upon a proper nomination, the Parties' obligations to deliver and receive Swing Gas shall be Firm and Manager shall commit to deliver and sell Swing Gas at a price using the methodology set forth in Article IV and as shown in Exhibit G.

"Total Capitalization" shall mean Funded Debt plus stockholder's equity.

"Tariff' shall mean the applicable FERC approved tariff of any Service Provider or the applicable Public Service Commission approved tariff of Counterparty.

"Term" shall have the meaning set forth in Section 10.01.

"Transporter" shall mean any pipeline transporter of Natural Gas.

"Utilization Fee" means the payment from Manager to Counterparty pursuant to
Section 8.03.

"Unit of Measurement" means one million (1,000,000) British Thermal Units (MMBtus) on a dry basis.

"Weighted Average Storage Variable Costs" shall mean those costs identified on Exhibits E and F as variable cost components of the calculation of the cost of Baseload Gas and Swing Gas.

"Weighted Average Transportation Variable Costs" shall mean the weighted average of all applicable variable pipeline transportation charges and surcharges, including fuel, for each transportation contract released to Manager, assuming full utilization of those assets. An example is set forth on Exhibit D.

"Year" shall mean a period of three hundred sixty-five (365) consecutive calendar days provided, however, that any such year that contains a date of February 29th shall consist of three hundred sixty-six (366) consecutive calendar days.


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                                   ARTICLE II

                         RELEASE OF CONTRACTUAL CAPACITY

                              2.01 Capacity Release

Counterparty shall release to Manager the portion of Counterparty's right, title and interest in and to those contracts and agreements for Firm transportation and storage capacity listed in Exhibit A, and any and all amendments or modifications thereto. The releases are on more than one pipeline and in more than one storage facility, and are intended to represent, in so far as operationally feasible, all of Counterparty's transportation and storage assets. Counterparty shall not terminate or materially modify or amend any contract or agreement without prior consultation with Manager. The Parties shall negotiate appropriate and comparable adjustments if the Manager's ability to render service is reduced and, if unable to reach agreement, the appropriate adjustments shall be submitted to arbitration pursuant to Article XVII.

                          2.02 Term of Capacity Release

The Capacity Release shall be accomplished in a manner that will provide Manager with the appropriate capacity for a term of thirty-six (36) months. The Capacity Release shall be released at the maximum reservation rates and reservation surcharges under the applicable contracts and in accordance with the terms and conditions of the document or documents evidencing the releases. The releases may be revoked pursuant to Article X if there is a material breach or early termination of this Agreement. Upon revocation, Counterparty reassumes all rights and obligations that had been released to Manager.

                   2.03 Responsibility for Payment of Charges

During the term of the Capacity Release, Manager shall pay to each Service Provider, as applicable, all amounts due and payable under the released agreement(s) including, without limitation, reservation charges, reservation surcharges, commodity charges, gathering and offshore charges, storage fuel adjustments, overrun charges, and any other applicable charges and penalties attributable to the Capacity Release. All amounts so paid by Manager during the term of the Capacity Release will be paid in accordance with various applicable payment terms

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and provisions of the contracts released as those terms and provisions have been disclosed to Manager, and applicable Tariffs. With respect to the Capacity Release asset, Manager shall pay directly to Counterparty all pipeline refunds or credits received (1) for periods prior to November 1, 2001, (2) for demand charges and surcharges through the term of this Agreement, and (3) refunds or credits for commodity charges and surcharges which are related to shipments of Gas received by Counterparty during the term of this Agreement.

                                   ARTICLE III

                   TRANSFER OF COUNTERPARTY STORAGE INVENTORY

                             3.01 Storage Inventory

In connection with Counterparty's release to Manager of its storage capacity in accordance with Section 2.01 of this Agreement, the balances shown in Counterparty Storage Accounts as of October 31, 2001 shall become the initial Counterparty Storage Account balances. The inventory of Gas so transferred in each Storage Facility is listed in Exhibit B. In exchange for this transfer of Gas inventory, Manager grants Counterparty the right to receive, at the Counterparty's receipt points on the applicable Transporter, volumes of Baseload Gas (less applicable fuel charges) as set forth in paragraph 4.02. This exchange is a like kind exchange of equal volumes with no cash sales price.

                                   ARTICLE IV

                        FIRM SALES AND DELIVERY SERVICES

                             4.01 Firm Sales Service

Manager shall provide Firm Gas sales service to Counterparty at the Counterparty receipt points on the applicable Transporter up to the volume and reliability of transportation capacity released to Manager, as provided in this Agreement. Subject to this supply obligation and the constraints of the relevant Tariffs, Manager will have the right to manage the released assets in any manner it chooses. Gas sold to Counterparty will be priced at a single delivered price for Baseload Gas, a single delivered price for Swing Gas and a single delivered price for Intra-Day Gas. The price for Baseload Gas will be determined monthly; the price for Swing Gas will be determined daily,

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and the price for Intra-Day Gas shall be determined at the applicable day and hour of an Intra-Day request. The price for Baseload Gas and Swing Gas shall be determined by adding (1) the Weighted Average Transportation Variable Costs to
(2) a gas commodity charge for each level of service. For Baseload Gas, the gas commodity charge shall be the weighted average of the following indices for the applicable supply area: (a) the Inside F.E.R.C. Gas Market Report first of the month index price, (b) the GAS DAILY "Monthly Contract Index" and (c) the price listed in NATURAL GAS INTELLIGENCE "Weekly Gas Price Index" under "Spot Gas Prices - Bidweek Average." For Swing Gas, the gas commodity charge shall be the Gas Daily daily mid-point price for each applicable supply area for the Day of Gas delivery. Exhibit C details the indices to be used in calculating Baseload and Swing Gas prices. An example of Baseload Gas and Swing Gas price calculations are attached as Exhibit G. The Parties understand that component rates and pipeline charges will change from time to time and that Exhibit G is representative only. Manager shall have discretion, subject to the applicable Tariffs and Counterparty operational constraints, to determine the source and routing of the Gas delivered on behalf of Counterparty. In the event the projected daily forecast pursuant to Section 5.05 exceeds the Firm capacity available under the Capacity Release, Counterparty and Manager will work together to review alternatives that may include additional Firm Gas sales service to Counterparty. In the event that a Transporter determines that Counterparty's volume entitlements at particular points are different than those shown in Exhibit C, Manager and Counterparty shall mutually agree on an alternate pricing mechanism. The Parties may, upon mutual agreement, agree to fix the Gas prices under this Agreement, subject to the terms of the Trigger Price Addendum attached hereto as Exhibit N.

                       4.02 Utilization of Storage Assets

Storage injections (SEIVS) and withdrawals (SEWVS) are understood by the Parties to be paper transactions that may differ from the actual physical volumes held in storage at any point in time. Manager has the right, subject to Counterparty's right to receive SEWVs (which volumes may be supplied from other sources) and limitations contained in the Tariffs, to actually inject, withdraw and sell Gas from the released Storage Facilities as it sees fit provided, however, that Manager complies with the withdrawal allocation set forth in the following paragraph:

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During the Months of November through March, Manager shall withdraw Gas from storage for delivery to Counterparty an equivalent amount of Baseload Gas according to the following schedule:

         MONTH           PERCENTAGE OF INITIAL STORAGE INVENTORY TO BE WITHDRAWN
         -----           -------------------------------------------------------
         November                                  10%
         December                                  25%
         January                                   30%
         February                                  25%
         March                                     10%

Manager will maintain two (2) accounts for each Storage Facility, one the "Counterparty Storage Account" and the other the "Manager's Storage Account." The Counterparty Storage Account shall record, on a Storage Service basis, the initial Gas inventory transferred to Manager and all subsequent injections and withdrawals as set forth in Exhibits I and J.

                                    ARTICLE V

            MANAGEMENT OF CAPACITY RELEASE AGREEMENTS AND EQUIVALENT

                               NATURE OF SERVICES

                         5.01 Compliance with Agreements

Manager and Counterparty shall comply with all terms and provisions of the agreements released to Manager, as those terms and provisions have been disclosed to Manager, and all pertinent statutes, rules, orders, Tariffs and regulations with respect thereto. For purposes of this Agreement, Manager's rights under the Capacity Release shall include, without limitation, the injection of Gas into the Storage Services, the withdrawal of Gas from the Storage Services, the transportation of Gas to and from all applicable receipt and Delivery Points and any other use which Manager sees fit, provided such use is allowable under the applicable statutes, rules, Tariffs, orders and regulations.

                              5.02 Indemnifications

Subject to Section 16.05 of this Agreement, Manager shall indemnify Counterparty and hold Counterparty harmless from all liability and expense on account of Manager's use of rights released under the Capacity Assignment, including, without limitation, any violation or breach

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by Manager of the agreements released, applicable Tariffs or pertinent statutes, rules, orders and regulations, to the extent that such liability or expense is not the result of Counterparty negligence or willful misconduct.

                                 5.03 Management

Manager will manage the transferred Counterparty Storage Inventory and Capacity Release in a prudent manner consistent with all applicable Tariffs and the operational requirements detailed on Exhibit Q.

                            5.04 Quality of Services

Manager will provide Gas delivered to the Counterparty receipt points on the applicable Transporter up to the volumes and reliability of deliveries that Counterparty would have received had these agreements not been released to Manager, subject to the terms of this Agreement and constraints of applicable Transporter tariffs.

                                5.05 Nominations

Counterparty will provide to Manager the daily usage forecasts for each upcoming Day, Month and/or season, as applicable by 8:30 am CPT on the previous Day, consistent with the applicable nomination deadlines. The nomination deadline for Baseload Gas is set forth in Exhibit K and the nomination deadlines for Swing Gas and Intra-Day Gas are set forth in Exhibit L. Based on the Counterparty forecasts, Manager will prioritize, make and confirm all supply contract and pipeline nominations required to effect the delivery of Gas to the applicable Delivery Point(s). All nominations shall be made by verbal agreement via telephonic means or by electronic mail. The Parties agree to the following procedures in the event the Parties reach verbal agreement regarding the nomination of Gas by Counterparty. Any oral agreement shall be binding unless superseded by a written confirmation, which may be in the form of a telephonic facsimile transmission ("Fax"). The telephones of the Parties may be monitored by recording equipment. The Parties hereby consent to such recordings and any such recordings shall serve as the best evidence of any oral agreement. No later than the close of the Business Day following the day of oral agreement, Manager shall, and Counterparty may, send a written confirmation to the other

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generally in the form of Exhibit P, by Fax or other electronic transmission, reflecting the agreed-upon terms of the particular transaction. The Parties shall resolve any discrepancies in such confirmations as soon as reasonably possible, so they can agree in writing to a confirmation.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                 6.01 Representations and Warranties of Manager

As a material inducement to entering into this Agreement, Manager represents and warrants to Counterparty as of the date of the execution and delivery of this Agreement and throughout the Term hereof as follows:

         (a) There are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority to which Manager is a party that materially adversely affect (1) its ability to perform its obligations under this Agreement, or
                  (2) the rights of Counterparty hereunder.

         (b) Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations under the same, and all regulatory authorizations have been obtained and/or maintained as necessary for it to legally perform its obligations hereunder.

         (c) The making and performance by Manager of this Agreement is within its powers, has been duly authorized by all necessary action on its part, and does not and will not violate any provisions of its incorporation or other formation, as applicable, or any other of its governing documents, nor will the making or performance of this Agreement violate (1) any agreement or instrument to which Manager is a party or is bound, (2) any material provisions of any judgment, decree, or judicial order applicable to Manager, (3) any provision of law or any rule, regulation, or administrative order presently in effect and applicable to Manager or its governing documents. To the best

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                  of Manager's knowledge and belief, no consents of third
                  parties, whether private, judicial or public, are required under any agreement or instrument to which Manager is a party or is bound; provided however, that if, after the execution hereof, any such third party consents are deemed to be necessary in order to effectuate the purposes and intent of this Agreement, then Manager shall use its best efforts to promptly obtain such consents.

         (d) This Agreement when entered into constitutes a legal, valid and binding act and obligation of Manager, enforceable against it in accordance with its terms, subject to principles of equity and bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally.

         (e) There are no bankruptcy, insolvency, reorganization, receivership or other arrangements or proceedings pending or being contemplated by Manager, or to its knowledge, threatened against Manager.

         (f) It is acting for its own account, has made its own independent decision to enter into this Agreement (including any confirmation accepted in accordance with Section 5.05) and as to whether this Agreement (including any confirmation accepted in accordance with Section 5.05) is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement (including any confirmation accepted in accordance with Section 5.05).

         (g) It is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

         (h) It has entered into this Agreement (including each confirmation accepted in accordance with Section 5.05) in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Gas referred to herein.

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         (i)      The material economic terms of this Agreement (and each
                  confirmation accepted in accordance with Section 5.05) have been subject to individual negotiation by the Parties.

               6.02 Representations and Warranties of Counterparty

As a material inducement to entering into this Agreement, Counterparty represents and warrants to Manager as of the date of execution and delivery of this Agreement and throughout the Term hereof as follows:

         (a) There are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority to which Counterparty is a party that materially adversely affect (1) its ability to perform n its obligations under this Agreement, or (2) the rights of Manager hereunder.

         (b) Counterparty is duly organized, validly existing and in good standing under the laws of the State of West Virginia, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations under the same, and all regulatory authorizations have been obtained and/or maintained as necessary for it to legally perform its obligations hereunder.

         (c) The making and performance by Counterparty of this Agreement is within its powers, has been duly authorized by all necessary action on its part, and does not and will not violate any provisions of its incorporation, bylaws or any other of its governing documents, nor will the making or performance of this Agreement violate (1) any agreement or instrument to which Counterparty is a party or is bound, (2) any material provisions of any judgment, decree or judicial order, statute, rule or regulation applicable to Counterparty, (3) any provision of law or any rule, regulation, or administrative order (including, without limitation, any applicable state or federal Tariffs or service certificates), presently in effect and applicable to Counterparty or its

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                  governing documents. To the best of Counterparty's knowledge and belief, no consents of third parties, whether private, judicial or public, are required under any agreement or instrument to which Counterparty is a party or is bound; other than consents that may be required from the Service Providers, which consents, to the extent required, Counterparty shall pursue the obtaining of with reasonable diligence from the appropriate parties; provided however, that if, after the execution hereof, any other third party consents are deemed to be necessary in order to effectuate the purposes and intent of this Agreement, then Counterparty shall use its best efforts to promptly obtain such consents.

         (d) This Agreement when entered into constitutes a legal, valid and binding act and obligation of Counterparty, enforceable against it in accordance with its terms, subject to principles of equity and bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally.

         (e) There are no bankruptcy, insolvency, reorganization, receivership or other arrangements or proceedings pending or being contemplated by Counterparty, or to its knowledge, threatened against Counterparty.

         (f) Counterparty is the contract owner of the contracts listed in Exhibit A, those contracts are in full force and effect, have the termination and notice dates listed in Exhibit A, and Counterparty is not aware of any claims assertable under those contracts by any party to such agreements or otherwise that would materially and adversely affect the performance of Counterparty's obligations thereunder or hereunder or Manager's rights and obligations hereunder.

         (g) It is acting for its own account, has made its own independent decision to enter into this Agreement (including any confirmation accepted in accordance with Section 5.05) and as to whether this Agreement (including any confirmation accepted in accordance with Section 5.05) is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of

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                  assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement (including any confirmation accepted in accordance with Section 5.05).

         (h) It is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

         (i) It has entered into this Agreement (including any confirmation accepted in accordance with Section 5.05) in connection with the conduct of its business and it has the capacity or ability to make or take delivery of all Gas referred to herein.

         (j) The material economic terms of this Agreement (and each confirmation accepted in accordance with Section 5.05) have been subject to individual negotiation by the Parties.

                                   ARTICLE VII

                                 INVENTORY FILL

                                  7.01 Volumes

The volume to be injected by Manager into the Storage Facilities during the Term hereof ("Fill Volume") shall be determined by Manager in its sole discretion, subject to applicable storage ratchets.

                             7.02 Prices and Payment

The price for the Fill Volume delivered pursuant to this Article during the first twenty-four (24) Months of the Term shall be determined as if one-seventh (1/7) of the total Fill Volume was delivered each Month for the Months of April through October, regardless of when the Gas is actually delivered. The price for the Fill Volume delivered pursuant to this Article during the last twelve (12) Months of the Term shall be determined as if one-seventh (1/7) of ninety-five percent (95%) of the total Fill Volume were delivered each Month for the Months of April through October, regardless of when the Gas is actually delivered. The prices for each Month's

Gas shall be determined by the same method as for Baseload Gas, using the prices set forth in the Inside F.E.R.C. Gas Market Report, plus applicable transportation fees and injection fees, both commodity and fuel. Prices shall be determined separately for each Month for the Months of April through October. Each Month, Manager shall determine that Month's Gas prices and invoice Counterparty for (a) said prices multiplied by (b) one-seventh (1/7) of the applicable percentage of the Fill Volume.

While the Fill Volume transactions are "paper" transactions in the sense that Manager is not required to actually inject the monthly physical volume during the applicable Month, if the inventory level shown in Manager's Storage Accounts falls below the amount necessary to fill Counterparty's Storage Account to the required level by the first of November without incurring penalties pursuant to Tariff rules for over injection, ("Storage Shortfall"), then Manager shall provide Counterparty with (1) adequate assurances of sufficient primary Firm pipeline transportation capacity to the Counterparty receipt points on the applicable Transporter equal to the Storage Shortfall, and (2) subject to confidentiality restrictions, reasonable financial assurances, in the form of parent guaranties, firm contracts for the required volumes of Gas, or letters of credit acceptable to Counterparty of its ability to provide Gas supply equal to the Storage Shortfall.

                                  ARTICLE VIII

                          FEES AND OTHER CONSIDERATION

                    8.01 Reimbursement of Reservation Charges

Each Month during the term of this Agreement, Counterparty shall reimburse Manager, as provided herein, by payment in immediately available funds for one hundred percent (100%) of the aggregate total of the reservation charges and reservation surcharges (including, but not limited to, GRI surcharges, if any), attributable to the Capacity Release during the applicable Month, calculated on the basis of the contract rates paid to the Service Providers by Manager. Manager shall remit to Counterparty any and all pipeline refunds associated with the Capacity Release as set forth in Section 2.03.

                          8.02 Supporting Documentation

Manager shall furnish Counterparty with copies of the pertinent invoices and statements from the Service Providers, along with supporting documentation and calculations, setting forth the amount Counterparty is required to pay to Manager in accordance with Section 8.01 no later than four (4) Business Days prior to the applicable payment due date to the Service Providers. Counterparty's payment to Manager in accordance with Section 8.01 shall be deemed timely if made by wire transfer to the following account no later than two o'clock (2:00) p.m. Central Prevailing Time on the Business Day prior to each payment due date or three (3) Business Days after receipt of the invoices and statements, whichever is later:

                  Bank:             Chase Manhattan Bank of New York
                  ABA:              021000021
                  Beneficiary:      For the account of Duke Energy Trading and
                                    Marketing, L.L.C.

                              8.03 Utilization Fees

During the term hereof, Manager shall pay to Counterparty a Utilization Fee of $715,000 (the "Utilization Fee"). The Utilization Fee shall be paid in thirty-six (36) equal monthly installments of $19,861.11 payable on the first day of each Month by wire transfer. Payments shall be made in immediately available funds to:

                  Bank:             First Union National Bank
                  ABA:              0514-0054-9
                  Beneficiary:      Bluefield Gas Company

                       8.04 Invoicing and Payments for Gas

The Parties shall invoice each other for Gas sold to the other Party, whether that Gas is Firm sales service pursuant to Section 4.01 or Fill Volumes pursuant to Section 7.02. Invoices shall be rendered each Month for Gas delivered (or in the case of Fill Volumes, deemed to be delivered) in the preceding Month, and for any other applicable charges (such as injection fees), providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity is not known by the billing date, billing will be prepared based on the quantity of Gas scheduled to be delivered. The invoice will then be adjusted to the actual quantity on the following Month's billing, or as soon thereafter as actual information is available. Each Party shall remit the invoiced amount on the later of (a) the twenty-fifth (25th) day of the Month after delivery or (b) ten
(10) days after the invoice date. If the amount of an invoice is disputed in good faith, the Party will pay the undisputed portion. Interest on late payments of undisputed amounts shall accrue at the rate of the then effective prime rate of interest published under "Money Rate" by the Wall Street Journal, plus two percent (2%) per annum from the due date until the date of payment. Payment shall be in immediately available funds to the bank accounts set forth in this Agreement. The Parties agree to discharge mutual debts and payment obligations due and owing to each other whether arising under this Agreement or any other agreement, but limited to natural gas transactions only, between the Parties through netting. Therefore, all amounts owed by one Party to the other Party during any given month arising from natural gas transactions will be netted against the amount owed by the other Party under such transactions. The Party owing the greater amount shall pay the difference to the other Party and notify the other Party of the amount netted using the invoice and payment procedures described herein.

                                   8.05 Audit

Counterparty and its outside accountants shall have the night, upon reasonable notice and at reasonable times during normal business hours, to enter Manager's offices and inspect and copy

 Manager's records and books of account, but only to the extent necessary to audit any statement provided to Counterparty by Manager, and to assure that amounts paid or billed to Counterparty are correct in all respects. Manager and its outside accountants shall have the right, upon reasonable notice and at reasonable times during normal business hours, to enter Counterparty's offices and inspect and copy Counterparty's records and books of account, but only to the extent necessary to audit any statement provided to Manager by Counterparty, and to assure that amounts paid or billed to Manager are correct in all respects. Each Party shall bear all the costs of performing its audit. Such right to audit shall be available for the term of this Agreement and for two (2) years thereafter. All audits shall be on a confidential basis and shall require the execution of a confidentiality agreement prior to commencement.

                                   ARTICLE IX

                            FINANCIAL RESPONSIBILITY

                            9.01 Financial Assurances

Prior to the commencement of performance, or at any time during the term of this Agreement, either Party may require the other to provide financial information reasonably needed to ascertain the other Party's ability to pay for Gas to be received under this Agreement or to meet any other obligation which may accrue, including without limitation the obligation to pay damages in the event of failure to perform. If either Party's creditworthiness becomes unsatisfactory in this regard, then the dissatisfied party (the "Unsecured Party") may require assurance of the other Party's ability to pay or require different terms of payment. The Unsecured Party may suspend deliveries or receipts hereunder or terminate this Agreement if, in the sole opinion of the Unsecured Party, the other Party fails to deliver the requested credit information or assurance of its ability to pay within two (2) Business Days of such request. Such assurance may, at the option of the Unsecured Party, include
(i) the required posting of letter of Credit (acceptable to the Unsecured Party and the issuing bank); (ii) cash prepayments; (iii) corporate guaranty or (iv) other security acceptable to the Unsecured Party.

                            9.02 Collateral Threshold

If at any time during the Term (and notwithstanding whether an event of default under Section 10.02 has occurred or is continuing) the Settlement Amount (as defined in Section 10.02(d)) which would be owed by a Party (the "Non-Exposed Party") to the other Party (the "Exposed Party") exceeds such Non-Exposed Party's Margin Threshold (as set forth below), then the Non-Exposed Party shall be required to transfer Collateral (as defined below) within two (2) Business Days following receipt of a request by the Exposed Party in an amount equal to the positive difference between the Settlement Amount owed to the Exposed Party and the applicable Margin Threshold (rounding upward for any fractional amount to the next $100,000). Upon receipt of the Collateral, the Exposed Party shall be deemed the "Secured Party." If the Secured Party should thereafter become under-secured, the Non-Exposed Party will be required to transfer additional Collateral. The amount of additional Collateral required by the Secured Party shall be rounded up to the nearest $100,000. If the Secured Party becomes over-secured, it shall promptly return any excess Collateral. The amount of Collateral to be returned shall be rounded down to the nearest $1 00,000. "Collateral" shall mean: (a) cash by wire transfer to the Secured Party's account or (b) posting of an irrevocable letter of credit acceptable to the Secured Party in form and substance and issued by a bank acceptable to the Secured Party in its sole discretion. Interest on any cash held as Collateral will accrue at a rate equal to the Federal Funds Rate. The initial Margin Threshold shall be, with respect to Manager, $15,000,000 and with respect to Counterparty, $3,000,000.

         Notwithstanding the foregoing, Manager's Margin Threshold shall be reduced to zero ($O) in the event Manager (i) undergoes a Bankruptcy Default or
(ii) falls to maintain an Investment Grade Credit Rating by either Moody's Investor Services, Inc. ("Moody's) or Standard and Poor's Rating Group ("S&P"). "Investment Grade Credit Rating" shall mean Baa3 with respect to Moody's and BBB- with respect to S&P.

         Within twenty (20) Days of the execution of this Agreement, Counterparty shall provide Manager with a guaranty (the "Guaranty") from RGC Resources (the "Guarantor") substantially in the form attached hereto as Exhibit O.

         Notwithstanding anything to the contrary herein, Counterparty's Margin Threshold shall be reduced to zero ($O) upon the occurrence of any of the following events with respect to it or its Guarantor: (a) its Funded Debt exceeds 65% of its Total Capitalization; (b) it fails to maintain a minimum ratio of Net Earnings Available for Interest to Interest Charges for each period of four consecutive fiscal quarters at not less than 1.5 to 1.0; or (c) it fails to maintain compliance with the Counterparty's covenants as provided for in Counterparty's Note Agreement dated December 1, 1996 with American United Life Insurance Company, or (d) Counterparty fails to maintain an adequate line of credit to cover short term working capital requirements.

                                    ARTICLE X

                       TERM, DEFAULT, CURE AND TERMINATION

                                   l0.01 Term

This Agreement shall be effective as of November 1, 2001 and shall continue through and including October 31, 2004 (the "Term") unless earlier terminated pursuant to the provisions of this Agreement. This Agreement shall terminate upon any date on which any federal or state statute, regulation, order or judicial decision renders this Agreement, or the Agreements comprising the Capacity Release, illegal, null or void. This Agreement may be terminated before the expiration of the Term upon either a Manager Default or a Counterparty Default, as defined herein. Termination prior to the expiration of the Term shall be effected by a written notice from the terminating Party, stating the reason for the termination, including, if applicable, the failure of the other Party to cure within the applicable period, and the effective date of termination.

                            10.02 Breach and Remedies

(a) Unless such failure is the result of Force Majeure or the failure or negligence of Counterparty, each of the following shall be deemed a Manager
Default:

                  (i) The failure of Manager to comply with the material terms and conditions of the Agreements, as disclosed and released to Manager under the Capacity Release;

                  (ii) The failure of Manager to pay any undisputed amounts due any Service Provider under the Capacity Release and such failure continues for a period of ten (10) days after Manager receives written notice of same;

                  (iii) Manager's engaging in one or more of the following acts: (a) an assignment or any general arrangement for the benefit of its creditors, (b) the filing of a petition or other commencement, authorization or acquiescence in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or (c) the inability of Manager to pay its debts when due (a "Manager Bankruptcy Default");

                  (iv) Any material inaccuracy in any representation or warranty of Manager set forth in this Agreement, and such inaccuracy is not remedied within thirty

                           (30) days of Manager's receipt of a written notice from Counterparty describing the particulars of such inaccuracy in reasonable detail;

                  (v) The failure of Manager to perform any material covenant or obligation in this Agreement, other than those specified in clauses (i) through (iv) or (vi) through (ix), and such failure is not remedied within ten (10) days of Manager's receipt of a written notice from Counterparty describing the particulars of such failure in reasonable detail;

                  (vi) The failure of Manager to provide Firm sales service as provided in Article IV;

                  (vii) The failure of Manager to provide accurate and timely reports as set forth in Sections 4.02 and 10.02(c)(iv) and such failure is not remedied within three (3) days of Manager's receipt of a written notice from Counterparty describing the particulars of such failure in reasonable detail;

                  (viii) The failure of Manager to deliver Gas in inventory or provide alternative security as provided in
                           Article VII;

                  (ix) The failure of Manager to provide Counterparty with financial information requested pursuant to Section
                           9.01 or requested collateral pursuant to Section 9.02, in each case, in an amount and form acceptable to Counterparty.

(b) The occurrence of any of the following with respect to Counterparty or the Guarantor shall be deemed a Counterparty Default:

                  (i) The failure to pay undisputed amounts due Manager herein, and such failure continues for a period of ten (10) days after receipt of written notice of same;

                  (ii) Engaging in one or more of the following acts (a) an assignment or any general arrangement for the benefit of its creditors, (b) the filing of a petition or other commencement, authorization or acquiescence in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or (c) the inability to pay its debts when due (a "Counterparty Bankruptcy Default");

                  (iii) Any material inaccuracy in any representation or warranty set forth in this Agreement or the Guaranty, and such inaccuracy is not remedied within thirty
                           (30) days of receipt of a written notice describing the particulars of such inaccuracy in reasonable detail;

                  (iv) The failure to perform any material covenant or obligation in this Agreement or Guaranty (other than those specified in clauses (i) through (iii) and (v) through (ix)), and such failure is not remedied with ten (10) days of receipt of a written notice from Manager describing the particulars of such failure in reasonable detail; or

                  (v) The failure to obtain, within a reasonable time, the necessary consents from Service Providers specified in Section 6.02 (c).

                  (vi) The failure to provide Manager with financial information requested pursuant to Section 9.01 or requested collateral pursuant to Section 9.02, in each case, in an amount and form acceptable to Manager.

                  (vii) The failure to provide Manager with the Guaranty as setforth in Section 9.02 herein.

                  (viii) The failure of the Guaranty to be in full force and effect for purposes of this Agreement (other than in accordance with its terms) prior to the satisfaction of all obligations of Counterparty without the written consent of Manager.

                  (ix) The Guarantor repudiates, disaffirms, disclaims or rejects, in whole or in part, or challenges the validity of the Guaranty.

(c) Remedies for Manager Defaults or Counterparty Defaults, as applicable, shall be as follows:

                  (i) For a Manager Bankruptcy Default or a Counterparty Bankruptcy Default, automatic and immediate termination of this Agreement subject to an in accordance with Sections 10.02(d), 10.02(e) and 10.04; and

                  (ii) For all other Defaults, termination of this Agreement, termination of the Capacity Release, transfers of inventory and releases set forth in Articles 11 and III and reversion of those transfers and releases to Counterparty on twenty-four (24) hours notice, subject to and in accordance with Sections 10.02(d), 10.02(e) and 10.04, and

                  (iii)    If, for any reason other than Force Majeure, Manager

                           fails to deliver the volume of Gas nominated by Counterparty on any Day during the Term of this Agreement, then Manager shall pay to Counterparty an amount equal to (w) the cost, per MMBtu, of obtaining Gas or its equivalent using reasonable methods under the circumstances then prevailing, less (x) the cost, per MMBtu, of Baseload Gas or Swing Gas (whichever is less), times (y) the undelivered volume, plus
                           (z) transportation costs and pipeline penalties if applicable. In addition, in the event of such an unexcused failure to deliver Gas to Counterparty, Manager shall refund to Counterparty one hundred percent (100%) of the reservation charges and reservation surcharges that Counterparty pays to Manager in accordance with Section 8.01 of this Agreement to the extent, and only to the extent, that such reservation charges and reservation surcharges are attributable to that portion of the volume of Gas that Manager fails to deliver.

                  (iv) DAILY BALANCING FOR CITYGATE DELIVERIES OFF COLUMBIA GAS PIPELINE.

                           With respect to Gas delivered off of Columbia Gas Pipeline, to the extent Counterparty fails to take nominated Gas or takes Gas in excess of its nominated volume and such amounts are within the greater of (i) 1,000 MMBtu of the nominated amount for the applicable Day of delivery or (ii) the applicable Transporter storage ratchets (the "Balancing Tolerance"), the following shall apply:

                           (1) For nominated Gas which Counterparty fails to take and which falls within the Balancing Tolerance for such Day, the price for such Gas shall be equal to the lesser of (A) the GAS DAILY Daily Midpoint index for "Columbia, App." ("GDD/CGAS/APP") for the Day of Gas flow minus (-) $0.05 per MMBtu and (B) the GDD/CGAS/APP price for the Day following Gas flow minus (-) $0.05 per MMBtu.

                           (2) For Gas taken in excess of the nominated volume which falls within the Balancing Tolerance for such Day, the price for such Gas shall be equal to the greater of (A) the GDD/CGAS/APP price for the Day of Gas flow plus (+) $0.05 per MMBtu plus (+) the cost of fuel and (B) the GDD/CGAS/APP price for the Day following the Day of Gas flow plus (+) $0.05 plus (+) the cost of fuel. For purposes of this calculation, the cost of fuel shall be based on the then-effective tariff of Columbia Gas Transmission (currently 2.776%).

                           For nominated Gas which Counterparty fails to take and which does not fall within the Balancing Tolerance for such Day, Gas taken in excess of the nominated volume which does not fall within the Balancing Tolerance for such Day, and Gas delivered off of pipelines other than Columbia Gas Pipeline, Counterparty shall compensate Manager for the positive difference, if any, between the price for such Gas under this Agreement and the market price for such Gas as determined by Manager in its sole discretion. Manager shall provide Counterparty with a report detailing the balancing conducted pursuant to this Section 10.02(c)(iv) by e-mail or facsimile on a daily basis. Such report shall be substantially in the form of Exhibit M.

                  (v) With respect to liquidated damages provided for in this Section, it is expressly stipulated by the Parties that the actual amount of any damages would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique needs and requirements of Counterparty, the uncertainties of the Gas market and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a fair and reasonable estimate by the Parties of such damages. The liquidated damages provided for in this Section are not intended to compensate either Party for penalties that may be imposed pursuant to Section 16.09.

(d) In the event of a termination of this Agreement pursuant to Section 10.02(c)(i) or (ii), in addition to any other remedies available hereunder or pursuant to applicable law, the non-defaulting Party shall have the right, exercisable in its sole discretion, to withhold or suspend deliveries or receipts hereunder or to (i) terminate all agreements between the Parties (each a "Terminated Transaction"), and determine the Settlement Amount (as defined below) of each such Terminated Transaction and (ii) set off, at the election of the non-defaulting Party, any other amounts owed by the defaulting Party to the non-defaulting Party so that all such amounts are netted to a single liquidated amount payable immediately by one Party to the other. Notwithstanding the foregoing, in the event the non-defaulting Party is unable to terminate the Terminated Transactions during any bankruptcy, insolvency or reorganization proceeding, all such Terminated Transactions shall be deemed to have automatically terminated as of the Business Day immediately preceding the Day on which the non-defaulting Party became subject to such proceeding. "Settlement Amount" shall mean, with respect to one or more Terminated Transactions and the non-defaulting Party, an amount determined on the basis of not less than one (1) nor more than the average of three (3) quotations obtained by the non-defaulting Party from dealers or other industry participants recognized in the industry as being knowledgeable in this type of transaction ("Reference Market Makers") for an amount, if any, that would be payable to the non-defaulting Party by the defaulting Party (expressed hereunder as a positive number but by the Reference Market Maker as a negative number) or payable by the non-defaulting Party to the defaulting Party (expressed hereunder as a negative number but by the Reference Market Maker as a positive number) as consideration for an agreement between the non-defaulting Party and the Reference Market Maker to enter into a transaction that would have the effect of preserving for the non-defaulting Party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent). Notwithstanding anything to the contrary herein, the non-defaulting Party shall not be required to enter into any transactions with any dealer(s). Further, the Parties may refer to published prices which are representative of the economic value of this Agreement in lieu of reference to Reference Market Makers upon mutual agreement.

(e) The remedies specifically provided for in this Section 10.02 are cumulative of, and may be exercised without prejudice to, any other remedies (whether at law or in equity) to which either Party may be entitled for any Default hereunder, including, without limitation (i) suit(s) to enforce a Party's right to collect amounts owed it hereunder, or (ii) the exercise of offset rights.

                                 10.03 No Waiver

Termination of this Agreement for any reason shall not operate to waive any right or claim that either Party may have against the other under this Agreement or otherwise.

                           10.04 Winding Up Operations

When this Agreement terminates, whether pursuant to Sections 10.02 or 13.04 or due to the expiration of the Term, all Gas physically present in Storage Facilities shall be transferred to Counterparty and the Parties shall reconcile accounts as follows. If the volume of Gas physically present in inventory is less than the volume shown in the Counterparty Storage Accounts, Manager shall provide Counterparty with Gas, at no charge, sufficient to make up the difference between the Gas physically present and the volume shown in Counterparty's Storage Accounts.

The Gas shall be provided by in place transfer at the maximum injection rate, but in all events, the difference shall be made up within thirty (30) days of the date of termination. If the volume of Gas physically present is more than the volume shown in Counterparty Storage Accounts, then Counterparty, at its option, may either purchase the Gas in place, at the Gas Daily price for the applicable area on the date of termination, or require Manager to remove the Gas within thirty (30) days of the date of termination via in place transfer to a third party or withdrawal. The Parties shall work together to avoid any penalties resulting from over-injection or over-withdrawals, and Manager will be responsible for any such penalties.

                                   ARTICLE XI

                                  TITLE TO GAS

                             11.01 Passage of Title

Title to that portion of the Counterparty Storage Inventory released to Manager shall pass from Counterparty to Manager on the Day on which the Capacity Release is effective. Title to Gas delivered to Counterparty under the provisions of
Article IV shall pass from Manager to Counterparty at and when delivered to the Delivery Point. The Party who has title to the Gas at any time shall be deemed to be in control and possession of the Gas, and shall be responsible for (i) any damage or injury caused thereby, and (11) all charges, expenses, fees, taxes, damages, injuries, and other costs incurred in connection with or attributable to the purchase and handling of Gas, except that Counterparty shall reimburse Manager for (i) any ad valorem or other taxes that would be levied on the volume of the Gas in the Counterparty Storage Accounts if Counterparty held title to the Gas and that volume of Gas were actually in storage, and (ii) any sales tax assessed in connection with the transfer of the Counterparty Storage Inventory to Manager, and in connection with the sale of Gas to Counterparty at the Delivery Points. Each Party shall indemnify, defend, and hold the other harmless from all such charges, expenses, fees, taxes, damages, injuries, and other costs.

                             11.02 Warranty of Title

At the time title to Gas passes from one Party to the other, the Party passing title warrants to the other that it has good title to the Gas and that the Gas is free from all liens and adverse claims.

Each Party agrees to indemnify and hold the other Party harmless from, and with respect to, all suits, actions, debts, accounts, damages, costs, losses and expenses (including, but not limited to, reasonable attorneys' fees) arising from or out of any adverse claims of any and all persons with respect to title to Gas passing under this Agreement which attach before title passes to the other Party. Each Party shall give the other notice of any suit, action, debt, account, damage, cost, loss, or expense covered by this Section 11.02 and the Party warranting title shall have the option to assume the defense or settlement, or both, of any such contingency.

                                   ARTICLE XII

                                   ASSIGNMENT

                      12.01 Pledge, Mortgage or Assignment

Either Party may pledge or mortgage this Agreement, the Counterparty Storage Accounts or the Capacity Release as security for its indebtedness only with the prior written consent of the other Party, such consent not to be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, rights and obligations of the Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld, provided however, either Party may transfer its interest to any affiliate by assignment, merger or otherwise without prior written consent of the other Party as long as such entity has a credit status which, in the non-assigning Party's sole opinion, is at least as sound as that of the assignor. In the event of an assignment of this Agreement, the Counterparty Storage Accounts or the Capacity Release, the assignor shall not be relieved from the performance of its obligations under this Agreement absent a written release issued by the non-assigning Party. Any other assignment of this Agreement, the Counterparty Storage Accounts or the Capacity Release other than those specifically permitted by the foregoing parts of this Section 12.01 shall be null and void unless the written consent of the other Party shall first have been obtained by the assigning Party.

                                  ARTICLE XIII

                             GOVERNMENTAL AUTHORITY

          13.01 Agreement Subject to Valid Laws, Rules and Regulations

This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction over the Parties or this Agreement. The Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by a final, non-appealable judgment of a court of competent Jurisdiction.

                     13.02 Permits, Licenses, Consents, Etc.

Upon execution of this Agreement, each of the Parties agree to seek such certificates, permits, licenses, authorizations and consents (whether from governmental or regulatory agencies, or from private parties) which are deemed reasonably necessary to perform the obligations of each Party under this Agreement.

                            13.03 Regulatory Filings

Upon execution of this Agreement, and from time to time throughout its term, each of the Parties shall make all filings on its own behalf which are required by any regulatory bodies having jurisdiction over this Agreement and, upon request of the other Party, shall promptly provide copies of such filings to the other Party.


                   13.04 Termination Due to Regulatory Changes

Either Party may terminate this Agreement in the event that the FERC, the public service commission regulating Counterparty, or a legislative body changes its statutes, regulations or orders so as (1) to significantly restrict the transactions contemplated in this Agreement, (2) to require Counterparty to assign to its customers portions of the assets included in the Capacity Release, or (3) to significantly and materially modify the nature of the services provided by the

Service Providers, provided however, that the Parties will first endeavor to mutually agree on revisions to this Agreement to comply with such regulatory changes. In the event the Parties elect to terminate this Agreement pursuant to this Section 13.04 such termination shall be effected as set forth in Section 10.02(d).

                                   ARTICLE XIV

                                  FORCE MAJEURE

                   14.01 Performance Excused by Force Majeure

If either Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations under this Agreement, other than the obligation to make payments then or subsequently due, it is mutually agreed that performance of the respective obligations of the Parties, so far as they are affected by such Force Majeure, shall be suspended without liability from the inception of any such inability until it is corrected, but for no longer period. In order to suspend by reason of Force Majeure, the Party claiming such inability shall promptly notify the other Party of the full particulars after the occurrence of the event relied on, and promptly correct the inability to the extent it may be corrected through the exercise of reasonable diligence. No Party shall, however, be required against its will to settle any labor disputes. Demand charges will not be waived due to a Force Majeure event declared by a Party purchasing Gas hereunder.

                                   ARTICLE XV

                                 CONFIDENTIALITY

                  15.01 Obligation to Maintain Confidentiality

Each Party agrees that the existence of this Agreement may be considered public information and either Party may disclose the fact that it has entered into this Agreement and the general purposes of the Agreement; however, any press releases or other public announcements will be approved by the other Party before issuance. Furthermore, each Party shall maintain all specific parts and contents of this Agreement in strict confidence and shall not cause or permit disclosure thereof to any third party without the express written consent of the other Party; provided, however, that no specific written consent is required if (i) such information has already become public through no act or omission on the part of either Party, (ii) such disclosure is reasonably required in order to arrange for the Capacity Release and to effectuate the transportation of Gas, or (iii) either Party is required to make such disclosure by order or regulation of any court or agency exercising jurisdiction over the Parties or the subject matter hereof Counterparty reserves the right to disclose this Agreement and the terms hereof if Counterparty determines, in Counterparty's reasonable discretion, that such disclosure to its regulatory commissions is advisable, in which case Counterparty shall use its best efforts to have this Agreement and the terms hereof disclosed only pursuant to an agreement whereby the viewing party or parties agree to maintain the confidentiality of the Agreement and terms hereof. Each Party hereby consents to the disclosure of this Agreement to the outside auditors of the other Party, provided that such auditors agree to maintain the confidentiality of this Agreement. In the event that this Agreement or any of the terms hereof are required to be disclosed pursuant to the provisions of this Section 15.01, the Party who is required to make such disclosure shall as soon as reasonably possible notify the other Party hereto of the requirement of such disclosure and the non-disclosing Party shall be entitle to take all reasonable actions to prevent or to minimize such disclosure if, in the non-disclosing Party's sole reasonable judgment, such disclosure would be materially detrimental to such Party.


                                   ARTICLE XVI

                                  MISCELLANEOUS

                                  16.01 Waiver

No waiver by either Party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or of a different character.

                               16.02 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without regard to principles of conflicts of law.

                             16.03 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supercedes all prior agreements and understandings, whether oral or written, which the Parties may have had in connection herewith, and may not be modified or amended except by written agreement executed by authorized representatives of each of the Parties.

                      16.04 Provisions Found to be Invalid

If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a governmental authority or a court of competent Jurisdiction, and in the event that the overriding purpose of this Agreement is frustrated by such determination, then the terms and conditions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable law. In the event this Agreement remains in full force and effect, the Parties agree to make a good faith effort to replace the affected provisions with amended provisions that comply with the governmental or judicial rulings as aforesaid.



                         16.05 Waiver of Certain Damages

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY CHARACTER, INCLUDING BUT NOT LIMITED TO LOSS OF USE, LOST PROFITS (PAST AND FUTURE), ADDITIONAL OUT OF POCKET EXPENSES INCURRED BY EITHER PARTY, OR TORT, CONTRACT OR OTHER CLAIMS RESULTING FROM, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY INCIDENT TO ANY ACT OR OMISSION OF EITHER PARTY RELATED TO THE PROVISIONS OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER CLAIMS OR ACTIONS FOR SUCH DAMAGES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER REMEDY AT LAW OR EQUITY.

                          16.06 Measurement and Quality

(a) Manager and Counterparty shall rely upon measurement by the Transporter at the Delivery Points at pressures in Transporter's pipeline in existence from time-to-time and such measurements shall be corrected to the Unit of Measurement. Manager's deliveries of Gas shall be calculated from the measurements taken at the meter(s) installed, operated and maintained by Transporter at the Delivery Points, and from the heating value determined by the instruments operated by Transporter. Measurement and determination of Gas delivered under the Agreement shall be made in accordance with standard industry practice.

(b) The Gas to be delivered hereunder shall meet the applicable quality specifications required by each applicable Transporter. Either Party may refuse to accept delivery of any Gas not meeting the quality specifications.

                  16.07 Measurement and Allocation Inaccuracies

Counterparty and Manager recognize the inherent inaccuracies in the measurement and allocation of Gas. Such inaccuracies may at times occur through no fault of Counterparty or Manager such as in the case of allocations after actual deliveries that are the result of measurement inaccuracies, or unpreventable variations in rates of flow at the Delivery Points, and may result in failure to deliver or receive the daily nominated volume (such inaccuracies are hereinafter called "Measurement and Allocation Inaccuracies"). To the extent the actual quantities delivered or received vary from the daily nominated volume due to Measurement and Allocation Inaccuracies, the Parties agree that Counterparty's obligation to purchase and receive and Manager's obligation sell and deliver, insofar as liquidated damages and rights to termination of this Agreement are concerned, shall be deemed to be fulfilled to the extent that, on a daily and monthly basis, such deliveries and receipts are within the applicable Transporter's Tariff for tolerances regarding imbalances to the extent such tolerances do not impose a penalty or similar charge with respect to such imbalances.

             16.08 Transportation to Delivery Points and Downstream

(a) Manager shall be responsible for arranging for transportation of all Gas purchased and sold to Counterparty hereunder to the Delivery Points and Counterparty shall be responsible for transportation downstream of the Delivery Points.

(b) In the event that any Transporter requires Manager to provide a ranking of markets to be served by Manager for use by such Transporter in allocating Manager's Gas among such markets in case of under delivery by Manager, or in any other instance of Transporter's inability to deliver all quantities nominated for delivery, Manager shall place deliveries for Counterparty at a level equal to similarly-situated Firm customers in any such ranking; provided, however, that any curtailment of Manager's deliveries of Gas to Counterparty pursuant to such ranking will not, in and of itself, excuse Manager's obligations under this Agreement, unless due to a Force Majeure event.

                        16.09 Service Provider Penalties

(a) It is understood that the Gas purchased and sold hereunder will be transported and stored by third party Service Providers, and each Party hereto has agreed to provide notice to the other Party of quantities of Gas Manager intends to deliver and Counterparty intends to purchase and receive at each Delivery Point. Both Parties shall be obligated to use their best efforts to avoid the imposition by any Service Provider of penalties or other charges, including those for imbalances between receipts and deliveries or for imbalances or deviations from nominated or scheduled quantities. If Manager delivers, or causes to be delivered, for Counterparty's account, at any Delivery Point a quantity of Gas that is greater or less than that scheduled for delivery to, and transportation by, any Service Provider and such variable deliveries cause Counterparty to incur a penalty or other charges as levied by such Service Provider, then Manager shall bear and pay such penalties or other charges, unless such penalty or other charge was incurred due to a specific Counterparty request to Manager. If Counterparty takes, at any Delivery Point, a quantity of Gas that is greater or less than that scheduled for delivery to and transportation by any Service Provider (or, for

Columbia Gas Transmission, a quantity which is greater or less than the Balancing Tolerance specified in Section 10.02(c)(iv)) and such variable receipts cause Manager to incur a penalty or other charges as levied by such Service Provider, then Counterparty shall bear and pay such penalties or other charges.

(b) Either Party shall immediately notify the other Party of any notice received from any Service Provider that indicates an imbalance in deliveries exists or is occurring that may give rise to a penalty or other charges. The Parties agree to cooperate immediately to adjust their deliveries as necessary to bring deliveries and receipts into balance with nominated quantities so that any penalties or other charges are avoided or minimized as much as possible.

(c) Independent of any penalty or charge under 16.09(a), if any Transporter employs a cashout mechanism to resolve imbalances under Counterparty arrangements downstream of the Delivery Points and, despite the Parties' efforts under 16.09(b), an imbalance is incurred and cashed out, any cash-out charges or penalties assessed against Counterparty shall be:

                  (i) Counterparty's responsibility where such charges or penalties are caused by Counterparty, and

                  (ii) Manager's responsibility where such charges or penalties are caused by Manager

(d) In the event that Counterparty receives a cash-out payment from any Transporter associated with over deliveries of Gas under this Agreement, and provided that Counterparty has not previously paid Manager for such over deliveries, Counterparty shall pay Manager the amount so received. In the event that Counterparty must purchase Gas from any Transporter associated with under deliveries of Gas under the Agreement and the price is higher than the price Counter-party would otherwise pay Manager, Manager shall pay Counterparty the positive difference, if any, between the former and latter prices.

                                  16.10 Notices

All notices required to be sent shall be sent to the Parties at the following addresses, telephone numbers and fax numbers:

         To Manager:       Duke Energy Trading and Marketing, L.L.C.
                           5400 Westheimer Ct.
                           Houston, TX 77056-1310
                           Notices/Correspondence
                           Attn: Contract Administration
                           Invoices
                           Attn:    Gas Accounting
                           Telephone:       713-627-5400
                           Fax:              713-627-6188

         To Counterparty:           519 Kimball Ave., N.E.
                                    Roanoke, VA 24016
                                    Telephone:       540-777-3800
                                    Fax:    540-777-3957
                                    e-mail: gagnetm@roanokegas.com
                                    Notices/Correspondence
                                    Attn: Michael Gagnet
                                    Invoices
                                    Attn:   Howard Lyon


                             16.11 Duty to Mitigate

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                                   16.12 Taxes

Each Party shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize the imposition of taxes.

                           16.13 Waiver of Jury Trial

Each Party herein waives its respective right to any jury trial with respect to any litigation arising under, or in connection with, this Agreement.

                        16.14 No Third Party Beneficiary

This Agreement shall not be construed to create any third party beneficiary relationship in favor of anyone not a party to this Agreement. In addition, the Parties waive and disclaim any third party beneficiary status as to any of the contracts of the other Party.

                             16.15 Forward Contract

The Parties acknowledge and agree that this Agreement and each transaction document by a confirmation notice in accordance with Section 5.05 constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

                                  ARTICLE XVII
                       ARBITRATION AND DISPUTE RESOLUTION

                            17.01 Dispute Resolution

In the event of a dispute involving an amount under $1,000,000 or in the event the Parties need to re-negotiate portions of this Agreement due to events described in Section 2.01 but are unable to reach agreement, the matter will be submitted upon the request of either Party to binding arbitration by one (1) qualified arbitrator who has not been previously employed by either Party or its affiliates, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be mutually selected by the Parties within thirty (30) days after written notice form either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association ("AAA"). Such arbitration shall be held in alternating location of the home offices of the Parties, beginning with Manager's home office, or in any other mutually agreeable location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. Either Party may initiate arbitration by written notice to the other Party. The arbitration shall be conducted according to the following: (a) not later than seven (7) days prior to the hearing date set by the arbitrator, each Party shall submit a brief with a single proposal for settlement, (b) the hearing shall be conducted on a confidential basis without continuance or adjournment, (c) the arbitrator shall be limited to selecting one (1) of the settlement proposals submitted by the Parties, (d) each Party shall divide equally the cost of the arbitrator and the hearing, (e) each Party shall be responsible for its own costs and those of its counsel and representatives, and (f) evidence concerning the financial position or organizational make-up of the Parties, any offer made or the details of any negotiation prior to arbitration, and the cost to the Parties of their representatives and counsel shall not be permissible. The arbitrated award shall not include any consequential or punitive damages.

                              17.02 Binding Effect

Each Party understands that this Agreement contains an agreement to arbitrate with respect to certain disputes arising under this Agreement. After signing this Agreement, each Party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision. Instead, each Party agrees to submit such dispute to an impartial arbitrator. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.

IN WITNESS WHEREOF, by execution in duplicate originals, the Parties hereto have caused this Agreement to be effective as of the day and year first above written:

                           DUKE ENERGY TRADING AND MARKETING, L.L.C.
                           By     /S/   F. Mitchell Davidson
                           Name        F. Mitchell Davidson
                           Title          Sr. Vice President, Origination

                           BLUEFIELD GAS COMPANY
                           By     /S/   John B. Williamson, III
                           Name       John B. Williamson, III
                           Title         Chairman and CEO

                                LIST OF EXHIBITS

         Exhibit A         Agreements Released
         Exhibit B         Storage Inventory Transferred
         Exhibit C         Indices for Calculating Gas Prices
         Exhibit D         Weighted Average Transportation Variable Costs
         Exhibit E         Weighted Average Storage Variable Costs
         Exhibit F         INTENTIONALLY OMITTED
         Exhibit G         Example of Baseload and Swing Gas Price Calculation
         Exhibit H         Example of Storage Injection and Withdrawal Price
                           Calculation
         Exhibit I         Storage Withdrawal Schedule
         Exhibit J         Storage Injection Schedule
         Exhibit K         Dates for Monthly Nomination Deadlines
         Exhibit L         Daily Swing Gas and Intra-Day Nomination Deadlines
         Exhibit M         Daily Balancing Report for Citygate Deliveries
         Exhibit N         Trigger Price Addendum
         Exhibit 0         Form of Guaranty
         Exhibit P         Sample Confirmation Notice
         Exhibit Q         RCG Operational Requirements

DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                    EXHIBIT A
                               AGREEMENTS RELEASED

CITY GATE DELIVERIES
       Pipeline                   Contract#         Type    MDQ      Start                  End
-----------------------------------------------------------------------------------------------------
Columbia Transmission               38106           FTS      2,058    11/01/1993         10/31/2004
Columbia Transmission               38035           SST      8,682    11/01/1993         10/31/2004
                                                             -----
         Total                                               10,740


UPSTREAM TRANSPORTATION
       Pipeline                   Contract         Type     MDQ      Start                  End
------------------------------------------------------------------------------------------------------
Columbia Gulf                       37879          FTS1     2,083    11/01/1994          10/31/2004
Columbia Gulf                       40437          FTS2     2,345    02/01/1994          06/30/2002   * Evergreen
                                                            -----
            Total                                           4,428


STORAGE
       Pipeline                   Contract#        Type     MDQ      SCQ           Start          End
-----------------------------------------------------------------------------------------------------------------------------

Columbia Transmission               38072          FSS      8,682    480,915       11/01/1993   10/31/2004


DUKE ENERGY TRADING & MARKETING, L.L. C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

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                                    EXHIBIT B
                          STORAGE INVENTORY TRANSFERRED

                                                                                       Balance
        Pipeline                    Contract           Type            SCQ           As of 10/31/01
----------------------------------------------------------------------------------------------------

Columbia Transmission               38072               FSS           480,915          456,869

*To be provided by Customer.



DUKE ENERGY TRADING & MARKETING, L.L. C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                                                EXHIBIT C
                                                    INDICES FOR CALCULATING GAS PRICES



BASELOAD GAS TRANSPORTATION INDEX:
                                                                                        Monthly Baseload Gas
                                                                          Entitlements       Index 1/        Allocation
TCO Gate (All Non-Bluefield Pipeline Gas)         CGT FTS-2                 2,345            I/CGT/LA         100.00%
                                                  Total                     2,345                             100.00%


SWING GAS TRANSPORTATION INDEX:
                                                                                          Daily Swing Gas
                                                                          Entitlements       Index 1/        Allocation
TCO Gate (All Non-Bluefield Pipeline Gas)         CGT FTS-2                 2,345           GDD/CGT/LA        100.00%

                                                  Total                     2,345                             100.00%


1/ MONTHLY BASELOAD GAS INDICES ARE BASED ON THE APPLICABLE FIRST OF MONTH
SUPPLY AREA INDEX AS POSTED IN INSIDE FERC'S GAS MARKET REPORT "PRICES OF SPOT
GAS DELIVERED TO PIPELINES

2/ DAILY SWING GAS INDICES ARE BASED ON THE APPLICABLE SUPPLY AREA GAS DAILY
"DAILY PRICE SURVEY" MIDPOINT PRICE FOR THE DAY OF GAS DELIVERY.


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DUKE ENERGY TRADING & MARKETING, L.L. C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY


                                                                       EXHIBIT D
                                                WEIGHED AVERAGE TRANSPORTATION VARIABLE COSTS


NON-STORAGE TRANSPORTATION TO GATE:
                                           Receipt    Path to Gate                                                      Cost
                                         Entitlements   CGT FTC-2   CGT FTS-1  BPC  TCO Del Total Cost   Allocation % Allocation
TCO Gate                  CGT FTS-2         2,345        $0.0017     $0.0191        $0.0225 $ 0.0433       100.00%     $ 0.0433
                          BlueField PL        -                              $0.0000        $     -          0.00%     $    -
                                           ------
                                            2,345

                          Total             2,345                                                          100.00%     $ 0.0433




NON-STORAGE FUEL TO GATE:
                                           Receipt    Path to Gate                                                      Cost
                                         Entitlements   CGT FTC-2   CGT FTS-1  TGP ZL TCO Del Total Fuel  Allocation % Allocation

TCO Gate                   CGT FTS-2        2,345         0.697%      2.920%           2.776%   6.393%      100.00%     6.390%
                           BlueField PL         -                              0.000%           0.000%        0.00%     0.000%
                                         --------
                                            2,345

                           Total            2,345                                                           100.00%     6.390%


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DUKE ENERGY TRADING & MARKETING, L.L. C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY


                                                                           EXHIBIT E
                                                             WEIGHED AVERAGE STORAGE VARIABLE COSTS


Storage Injection Costs                              Transportation to Storage

                                                                                                             Cost
                                 Transport  CGT FTC-2  CGT FTS-1   BPC   TCO Del Total Cost  Allocation % Allocation
TCO Storage      CGT FTS-2          2,345    $0.0017    $0.0191          $0.0225  $ 0.0433     100.00%     $ 0.0433
                 BlueField PL           -                        $0.0000          $     -        0.00%     $    -
                                   ------
                                    2,345                                                      100.00%     $ 0.0433



                                             Storage Costs

                                         Injection   Total                     Cost
                 Service   Storage MSQ      Cost     Cost     Allocation %   Allocation
                 FSS         480,915     $ 0.0153   $0.0586      100.00%     $  0.0586

                 Total       480,915                             100.00%     $  0.0586



Storage Injection Costs                              Transportation to Storage
                                                                                                              Fuel
Summer Fuel (April-October)                 CGT FTC-2  CGT FTS-1  BPC   TCO Del  Total Fuel  Allocation %  Allocation
                 CGT FTS-2          2,345     $0.697    $2.920%         $2.776%     6.393%      100.00%       6.390%
                 BlueField PL           -                        0.0000                 -         0.00%       0.000%
                                    -----
                                    2,345                                                      100.00%        6.390%


                                              Storage Costs

                                        Injection  Total                  Fuel
                 Service    Storage MSQ    Fuel     Fuel  Allocation %  Allocation
                 FSS          480,915     0.170%   6.560%    100.00%       6.560%

                 Total        480,915                        100.00%       6.560%


Storage Injection Costs                              Transportation to Storage

                                Transport                               TCO    Total Cost   Allocation %   Allocation
TCO Storage      TCO Rec          8,682                               $0.0134   $ 0.0134         100.00%     $ 0.0134


                                            Storage Cost

                                           WTD       Total                    Cost              Cost
                 Service    Storage MSQ    Cost      Cost    Allocation%   Allocation
                 FSS          480,915    $ 0.0153   $0.0287    100.00%      $ 0.0287
                 Total        480,915                          100.00%      $ 0.0287


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DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                                                            EXHIBIT G
                                                       EXAMPLE OF BASELOAD AND SWING GAS PRICE CALCULATION


Baseload Gas Price Calculation:

                               Monthly Baseload Gas Index 1/                     Index Value      Allocation %    Price Allocation
                               ----------------------------------------------------------------------------------------------------
TCO Gate                                 I/CGT/LA                              $       2.300         100.00%     $       2.3000

         PRICE CALCULATION:
                               A) Baseload Gas Commodity Charge                                      100.00%     $       2.3000

                               B) Weighted Average Transportation Fuel %        (See Exhibit D)                          6.390%

                               C) Weighted Average Transportation Fuel Cost     (A / (1-B) - A)                  $       0.1570

                               D) Weighted Average Transportation Variable Cost  (See Exhibit D)                 $       0.0433

                               E) Baseload Gas Price                               (A + C + D)                   $       2.5003




Swing Gas Price Calculation:


                               Daily Swing Gas Index 2/                          Index Value      Allocation %    Price Allocation
                               ----------------------------------------------------------------------------------------------------
TCO Gate                       GDD/CGT/LA                                       $      1.970         100.00%        $     1.9700

         PRICE CALCULATION:
                               A) Baseload Gas Commodity Charge                                      100.00%        $     1.9700

                               B) Weighted Average Transportation Fuel %       (See Exhibit D)                            6.390%

                               C) Weighted Average Transportation Fuel Cost    (A / (1-B) - A)                      $     0.1345

                               D) Weighted Average Transportation Variable Cost (See Exhibit D)                     $     0.0433

                               E) Baseload Gas Price                             (A + C + D)                        $     2.1478



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DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (1 1/01/01)
BLUEFIELD GAS COMPANY

                                                                              EXHIBIT H
                                                    EXAMPLE OF STORAGE INJECTION AND WITHDRAWAL PRICE CALCULATION



Storage Injection Price Calculation




                                         Monthly Baseload Gas Index 1/                 Index Value   Allocation %  Price Allocation
TCO Gate                                            I/CGT/L                          $     2.300       100.00%        $     2.3000
           PRICE CALCULATION:
                                         A) Baseload Gas Commodity Charge                              100.00%        $     2.3000

                                         B) Weighted Average Transportation Fuel %   (See Exhibit E)                        6.560%

                                         C) Weighted Average Transportation Fuel Cost (A / (1-B) - A)                 $     0.1615

                                         D) Weighted Average Transportation Variable Cost(See Exhibit E)              $     0.0586

                                         E) BASELOAD GAS PRICE                          (A + C + D)                   $     2.5201


Storage Withdrawal Price Calculation:

Customer's gas withdrawn from storage will pay only the Weighted Average Storage Withdrawal Cost.

                                         A) Weighted Average Storage Withdrawal Variable Cost    (See Exhibit E)      $     0.0287

                                         B) STORAGE WITHDRAWAL GAS PRICE                                              $     0.0287


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DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                                                 EXHIBIT I
                                                      STORAGE WITHDRAWAL SCHEDULE


Withdrawals Year 1                                                                      Allocated Storage Withdrawals
                                                         Balance              10%       25%      30%       25%       10%
Pipeline                  Contract #    Type    SCQ   As of 10/31/01*       Nov-01    Dec-01   Jan-02    Feb-02    Mar-02
-----------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915      456,869          45,687    114,217  137,061   114,217   45,687

       TOTAL                                               456,869          45,687    114,217  137,061   114,217   45,687




Withdrawals Year 2                                                                      Allocated Storage Withdrawals
                                                         Balance              10%       25%      30%       25%       10%
Pipeline                  Contract #    Type    SCQ   As of 10/31/02        Nov-02    Dec-02   Jan-03    Feb-03    Mar-03
-----------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915     480,915           48,092    120,229  144,275   120,229   48,090

           TOTALS                             480,915                       48,092    120,229  144,275   120,229   48,090


Withdrawals Year 2                                                                      Allocated Storage Withdrawals
                                                         Balance              10%       25%      30%       25%       10%
Pipeline                  Contract #    Type    SCQ   As of 10/31/03        Nov-03    Dec-03   Jan-04    Feb-04    Mar-04
-----------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915     480,915           48,092    120,229  144,275   120,229   48,090

           TOTALS                             480,915                       48,092    120,229  144,275   120,229   48,090

*To be provided by Customer.





DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                                                              EXHIBIT J
                                                                     STORAGE INJECTION SCHEDULE

Injections Year 1                                                                      Allocated Storage Injections
                                                    Beginning Balance      14.3%    14.3%    14.3%     14.3%     14.3%    14.3%
Pipeline                  Contract #    Type    SCQ   As of 3/31/02*       Apr-02   May-02   Jun-02    Aug-02    Sep-02   Mar-02
---------------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915        -             68,702   68,702   68,702    68,702    68,702   68,703

        TOTALS                                               -             68,702   68,702   68,702    68,702    68,702   68,703



Injections Year 2                                                                      Allocated Storage Injections
                                                    Beginning Balance      14.3%    14.3%    14.3%     14.3%     14.3%    14.3%
Pipeline                  Contract #    Type    SCQ   As of 3/31/03        Apr-03   May-03   Jun-03    Aug-03    Sep-03   Mar-03
---------------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915        -             68,702   68,702   68,702    68,702    68,702   68,703

        TOTALS                                               -             68,702   68,702   68,702    68,702    68,702   68,703



Injections Year 2                                                                      Allocated Storage Injections
                                                    Beginning Balance      14.3%    14.3%    14.3%     14.3%     14.3%    14.3%
Pipeline                  Contract #    Type    SCQ   As of 3/31/04        Apr-04   May-04   Jun-04    Aug-04    Sep-04   Mar-04
---------------------------------------------------------------------------------------------------------------------------------

Columbia Transmission       38072       FSS   480,915        -             65,267   65,267   65,267    65,267    65,267   65,267

        TOTALS                                               -             65,267   65,267   65,267    65,267    65,267   65,267





DUKE ENERGY TRADING & MARKETING, L.L. C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY


                                    EXHIBIT K
                     DATES FOR MONTHLY NOMINATION DEADLINES

                                           Futures               Baseload Gas
       Delivery Month                   Closing Date 1/       Nomination Date 2/
--------------------------------------------------------------------------------

        November-0l                         29-Oct                   24-Oct
        December-0l                         28-Nov                   21-Nov
        January-02                          27-Dec                   19-Dec
        February-02                         29-Jan                   22-Jan
        March-02                            26-Feb                   19-Feb
        April-02                            26-Mar                   19-Mar
        May-02                              26-Apr                   19-Apr
        June-02                             29-May                   22-May
        July-02                             26-Jun                   19-Jun
        August-02                           29-Jul                   22-Jul
        September-02                        28-Aug                   21 -Aug
        October-02                          26-Sep                   19-Sep
        November-02                         29-Oct                   22-Oct
        December-02                         26-Nov                   19-Nov
        January-03                          27-Dec                   19-Dec
        February-03                         29-Jan                   22-Jan
        March-03                            26-Feb                   19-Feb
        April-03                            27-Mar                   20-Mar
        May-03                              28-Apr                   21-Apr
        June-03                             28-May                   21 -May
        July-03                             26-Jun                   19-Jun
        August-03                           29-Jul                   22-Jul
        September-03                        27-Aug                   20-Aug
        October-03                          26-Sep                   19-Sep
        November-03                         29-Oct                   22-Oct
        December-03                         25-Nov                   18-Nov
        January-04                          29-Dec                   19-Dec
        February-04                         28-Jan                   21 -Jan
        March-04                            25-Feb                   18-Feb
        April-04                            29-Mar                   22-Mar
        May-04                              28-Apr                   21-Apr
        June-04                             27-May                   20-May
        July-04                             28-Jun                   21-Jun
        August-04                           28-Jul                   21-Jul
        September-04                        27-Aug                   20-Aug
        October-04                          28-Sep                   21-Sep

1/ Dates are set by the New York Mercantile Exchange and therefore are subject to change.
2/ Baseload Gas Nominations are due five (5) business days prior to the Futures Closing Date




DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                    EXHIBIT L
                DAILY SWING GAS AND INTRADAY NOMINATION DEADLINES

Swing Gas

Gas Day         Time 1/       Activity
--------------------------------------------------------------------------------------------------------

   1          by 8:30 a.m.   Daily Swing Gas Nomination for Day 2 to DETM from Bluefield (GISB Cycle 1)



Intraday Gas


Gas Day         Time 1/       Activity
--------------------------------------------------------------------------------------------------------

   1         by 4:00 p.m.     Intraday Gas Nomination for Day 2 to DETM from Bluefield (GISB Cycle 2)

   2         by 8:00 a.m.     Intraday Gas Nomination for Day 2 to DETM from Bluefield (GISB Cycle 3)

   2         by 2:00 p.m.     Intraday Gas Nomination for Day 2 to DETM from Bluefield (GISB Cycle 4)


Note:
1/ All Times are Central Clock Time.
Any delivery change initiated by DETM shall be reported to Bluefield within 45 minutes.


DUKE ENERGY TRADING & MARKETING, L.L.C.
NATURAL GAS ASSET MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY

                                                                    EXHIBIT M
                                         SAMPLE DAILY BALANCING REPORT FOR COLUMBIA (TCO) CITYGATE DELIVERIES*

  Daily balancing for volumes within the Balancing Tolerance, as set forth in Section 10.02(c)(iv) shall be "cashed out" as follows:
  *Assumes the applicable storage ratchets are less than 5,000 MMBtu.


November-01



          Bluefield    Bluefield   Bluefield   Bluefield
         Baseload Gas   Storage    Swing Gas   Intra-day     Total       DETM      Meter     Daily   Storage Swing
           Request     Withdrawal   Request     Request    Requested  Nomination  Actuals  Imbalance   Balance
  Nov-01                45,667                                                                                GDD/CGAS/APP
     1       1,000       1,523         500         -         3,023       3,023     3,500     (477)     (477)     $2.4500
     2       1,000       1,523         700         -         3,223       3,223     3,300      (77)     (554)     $2.4800
     3       1,000       1,523         100         -         2,623       2,623     2,450      173      (381)     $2.5500
     4       1,000       1,523          75         -         2,598       2,598     2,500       98      (283)     $2.5700
     5       1,000       1,523           -         -         2,523       2,523     2,515        8      (275)     $2.6500
     6       1,000       1,523          35         -         2,558       2,558     2,675     (117)     (392)     $2.4500
     7       1,000       1,523         100         -         2,623       2,623     2,850     (227)     (619)     $2.5000
     8       1,000       1,523           -         -         2,523       2,523     2,350      173      (446)     $2.5100
     9       1,000       1,523           -         -         2,523       2,523     3,650   (1,127)   (1,573)     $2.5100
    10       1,000       1,523           -         -         2,523       2,523     3,000     (477)   (2,050)     $2.5100
    11       1,000       1,523       2,500         -         5,023       5,023     3,800    1,223      (827)     $2.5400
    12       1,000       1,523       3,000         -         5,523       5,523     4,200    1,323       496      $2.4800
    13       1,000       1,523           -         -         2,523          -         -        -        496      $2.4400
    14       1,000       1,523           -         -         2,523          -         -        -        496      $2.4000
    15       1,000       1,523           -         -         2,523          -         -        -        496      $2.3800
    16       1,000       1,523           -         -         2,523          -         -        -        496      $2.3800
    17       1,000       1,523           -         -         2,523          -         -        -        496      $2.3800
    18       1,000       1,523           -         -         2,523          -         -        -        496      $2.4100
    19       1,000       1,523           -         -         2,523          -         -        -        496      $2.4500
    20       1,000       1,523           -         -         2,523          -         -        -        496      $2.5500
    21       1,000       1,523           -         -         2,523          -         -        -        496      $2.6000
    22       1,000       1,523           -         -         2,523          -         -        -        496      $2.7000
    23       1,000       1,523           -         -         2,523          -         -        -        496      $2.7000
    24       1,000       1,523           -         -         2,523          -         -        -        496      $2.7000
    25       1,000       1,523           -         -         2,523          -         -        -        496      $2.7500
    26       1,000       1,523           -         -         2,523          -         -        -        496      $2.7100
    27       1,000       1,523           -         -         2,523          -         -        -        496      $2.6800
    28       1,000       1,523           -         -         2,523          -         -        -        496      $2.6500
    29       1,000       1,523           -         -         2,523          -         -        -        496      $2.6100
    30       1,000       1,523           -         -         2,523          -         -        -        496      $2.6100
                                                                                                                 $2.6100

Totals     300,000      45,690       7,010         -        82,700      36,286   36,790


                              Long Imbalance(Actual Total Requested)Short Imbalance (Actual> Total Requested)  Imbalance>1,000
Lessor Of       Greater of
Current Day     Current Day   Lesser Of 000   DETM      Deal S-001  Greater Of 000    DETM     Deal S-001  Market     DETM
vs. Next Day    vs. Next Day     ( $0.00)    Purchase    Purchase      *(0.00)        Sales      Sales     Prices   (Purchase)
                                              Volume       Value    *(2.778% Fuel)    Volume     Value              Sale Volume
$2.4500         $2.4800         $2.4000                   $0.00        $2.6000         477     $1,240.20                 0
$2.4800         $2.5500         $2.4300                   $0.00        $2.6700          77        205.59                 0
$2.5500         $2.5700         $2.5000        173     ($432.60)       $2.6900           -         $0.00                 0
$2.5700         $2.6500         $2.6200         98     ($246.00)       $2.7800           -         $0.00                 0
$2.4500         $2.6500         $2.4000          8      ($19.20)       $2.7800           -         $0.00                 0
$2.4500         $2.5000         $2.4000                   $0.00        $2.6200         117       $306.54                 0
$2.5000         $2.5100         $2.4500                   $0.00        $2.6300         227       $597.01                 0
$2.5100         $2.5100         $2.4600        173     ($426.56)       $2.6300           -         $0.00                 0
$2.5100         $2.5100         $2.4600                   $0.00        $2.6300       1,000     $2,630.00   $2.6500     127
$2.5100         $2.5400         $2.4600                   $0.00        $2.6600         477     $1,262.82                 0
$2.4800         $2.5400         $2.4300      1,000   ($2,430.00)       $2.6600           -         $0.00   $2.3000    (233)
$2.4400         $2.4800         $2.3900      1,000   ($2,430.00)       $2.6000           -         $0.00   $2.6500    (323)
$2.4000         $2.4400         $2.3500                   $0.00        $2.5600           -         $0.00                 0
$2.3800         $2.4000         $2.3300                   $0.00        $2.5200           -         $0.00                 0
$2.3800         $2.3800         $2.3300                   $0.00        $2.5000           -         $0.00                 0
$2.3800         $2.3800         $2.3300                   $0.00        $2.5000           -         $0.00                 0
$2.3800         $2.4100         $2.3300                   $0.00        $2.5300           -         $0.00                 0
$2.4100         $2.4500         $2.3600                   $0.00        $2.5700           -         $0.00                 0
$2.4500         $2.5500         $2.4000                   $0.00        $2.5700           -         $0.00                 0
$2.5500         $2.6000         $2.5000                   $0.00        $2.7200           -         $0.00                 0
$2.6000         $2.7000         $2.6500                   $0.00        $2.8300           -         $0.00                 0
$2.7000         $2.7000         $2.6500                   $0.00        $2.8300           -         $0.00                 0
$2.7000         $2.7000         $2.6500                   $0.00        $2.8300           -         $0.00                 0
$2.7000         $2.7500         $2.6500                   $0.00        $2.8800           -         $0.00                 0
$2.7100         $2.7500         $2.6600                   $0.00        $2.8800           -         $0.00                 0
$2.6800         $2.7100         $2.6300                   $0.00        $2.8400           -         $0.00                 0
$2.6500         $2.6800         $2.6000                   $0.00        $2.8100           -         $0.00                 0
$2.6100         $2.6500         $2.5600                   $0.00        $2.7800           -         $0.00                 0
$2.6100         $2.6100         $2.5600                   $0.00        $2.7300           -         $0.00                 0
$2.6100         $2.6100         $2.5600                   $0.00        $2.7300           -         $0.00                 0
$2.6100         $2.6100         $2.5600                   $0.00        $2.7300           -         $0.00                 0


Totals                                       2,462   $(5,944.24)                     2,375     $6,248.18              (419)


                   Imbalance>1,000
                (Purchase)      Net
                   Sale      (Purchase)
                  Value        (Sales)

                  $0.00      $1.240.20
                  $0.00        $205.59
                  $0.00       ($432.50)
                  $0.00       ($246.96)
                  $0.00        ($19.20)
                  $0.00        $306.54
                  $0.00        $597.01
                  $0.00       ($425.58)
                $336.55      $2,968.55
                  $0.00      $1,268.82
                $512.90     ($2,942.90)
                $855.95     ($3,245.95)
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00
                  $0.00          $0.00


Totals       ($1,032.30)      $(728.38)

EXHIBIT N

               TRIGGER PRICE ADDENDUM ("ADDENDUM") ATTACHED TO AND
            MADE PART OF DUKE ENERGY TRADING AND MARKETING, L.L.C.'S
                         GAS PURCHASE AND SALE AGREEMENT

This Addendum may be attached to, or used in connection with, a standard Duke Energy Trading and Marketing, L.L.C. ("DETM") form of natural gas purchase and sale agreement or any other agreement for the purchase and sale of natural gas entered into by the Parties (the "Agreement"). The purpose of this Addendum is to set forth the methodology and special terms and conditions for pricing gas purchased or sold pursuant to the Agreement by reference to the following pricing mechanisms:

        1. Exchange Price. This is the Price for any specified delivery month(s) as established by trading of natural gas futures contracts on the New York Mercantile Exchange ("NYMEX"), Kansas City Board of Trade ("KCBOT") or other commodities exchange as designated in the Agreement, covering such delivery month(s) for the Henry Hub, Permian Basin, Alberta, Waha or other delivery location for which gas futures contracts are traded.

        2. Settlement Exchange Price. This is the final Settlement Price as established by the NYMEX or other applicable Exchange upon expiration of trading for the applicable delivery month(s).

        3. Index Price. This is the Price reported by Inside F.E.R.C.'s Gas Market Report for the period of delivery, or in another publication reporting current gas sales which the Parties may specify, for the delivery location which the Parties specify, or which is most proximate to the Delivery Point(s) or most applicable to the Price of gas delivered at the Delivery Point(s), for the period(s) of delivery.

        4. Basis Difference. This is the difference which may exist for any period between the Exchange Price and the Index Price.

The Parties acknowledge that the Exchange Price and Index Price vary based upon market conditions. Under the terms of this Addendum the Parties may agree to price certain quantities of gas to be delivered in the future under this Agreement by fixing, or "locking in", either or both, of the Exchange Price and the Basis Difference. If the Parties do not fix or "lock in" either the Exchange Price or the Basis Difference, then that pricing factor shall continue to vary with market conditions and shall be referred to as "Floating". In light of this background, the Price for a specified quantity of gas for specified delivery period(s) may be priced by agreement of the Parties according to any one of three formulas which are as follows:

        1.     Fix Exchange Price and Basis Difference:
               Price = Agreed Exchange Price + Agreed Basis Difference

        2.     Fix Exchange Price but not Basis Difference:
               Price = Agreed Exchange Price + Floating Basis Difference

        3.     Fix Basis Difference but not Exchange Price:
               Price = Settlement Exchange Price + Agreed Basis Difference

Note that the Basis Difference may be a positive or negative value depending upon market conditions. If the Parties reach an agreement to Price gas under the Agreement according to any of the three formulas set forth above, it shall be known as "Trigger Price Gas". The agreed upon Trigger Price shall be confirmed between the Parties under the terms and conditions of the Agreement.

At its election, the DETM Counterparty (whether Buyer or Seller) may seek to establish a Trigger Price for any quantity of gas, delivery period(s) and Delivery Point(s). The Parties must agree to any Trigger Price at least two (2) hours before the close of trading for the applicable NYMEX, KCBOT or other exchange gas futures contract. Failing such timely agreement between the Parties, the contract Price for such gas shall be as set forth in the Agreement.

Any quantity of Trigger Price Gas shall be fully delivered during the designated delivery period at the designated Delivery Point(s) on a firm basis without any interruption. The first volume of gas which is delivered to, or received from, DETM at any Delivery Point(s) shall be deemed Trigger Price Gas until the quantity as agreed for any particular Delivery Point(s) for the specified delivery period has been fully delivered or received. Any quantity delivered or received in excess of the specified quantity for that Delivery Point(s) for the specified delivery period shall be delivered or received at the Price, and up to the quantity limitations, set forth in the Agreement.

The Parties acknowledge that a hedge position is a financial transaction which requires liquidation if physical delivery or receipt of the Trigger Price Gas is interrupted for any reason (including without limitation force majeure). Such interruption may require liquidation of the entire position, which may not be partially liquidated to accommodate only the duration, or anticipated duration, of the interruption. In the event any hedge position is undertaken by DETM in reliance upon an agreed Trigger Price, and delivery of the Trigger Price Gas is interrupted for any reason, including without limitation force majeure, then the Counterparty shall be liable to DETM for any loss incurred by DETM in liquidating such hedge position in a commercially reasonable manner. A loss is incurred when all costs of undertaking the position exceed the net liquidation proceeds. In the event such liquidation yields a profit (i.e. net liquidation proceeds exceed all costs of undertaking the position), then the Counterparty shall be paid or credited with such profit. DETM, in the exercise of its sole discretion, shall determine: (i) whether the anticipated or estimated duration of the interruption justifies liquidation of the entire hedge position, and (ii) whether the affected hedge position may be feasibly or economically liquidated in part only. The decision of DETM with regard to such matters shall be controlling.

In the event of any conflict or inconsistency between the terms and conditions of the Agreement and those stated in this Addendum, this Addendum shall be controlling as to any issues relating to Trigger Price Gas.

EXHIBIT 0


                                           GUARANTY

     Guaranty, dated as of Nov. 1, 2001 by RGC Resources, Inc. a, Virginia Corporation (the "Guarantor"), in favor of Duke Energy Trading and Marketing, L.L.C., ("Beneficiary").

        1. GUARANTY. In consideration of the Beneficiary entering into financial derivative transactions which may or may not be governed by an ISDA Master Agreement with Roanoke Gas Company ("RGC") and the Natural Gas Asset Management Agreement dated Nov 1, 2001 by and between RGC, an affiliate of the Guarantor and the Beneficiary, and the Natural Gas Asset Management Agreement dated November 1, 2001 by and between the Beneficiary and Bluefield Gas Company ("BCG"), an affiliate of the Guarantor (RGC and BGC referred to herein collectively as the "Debtor") and financial derivative transactions which may or may not be governed by an ISDA Master Agreement with BCG (all such agreements collectively referred to herein as the "Master Agreement"), the Guarantor irrevocably and unconditionally guarantees to Beneficiary, its successors and assigns, the prompt payment when due, subject to any applicable grace period, of all of Debtor's present and future obligations and liabilities of all kinds to Beneficiary arising out of the Master Agreement (the "Obligations"). Guarantor acknowledges that it will benefit directly or indirectly from the transactions to be entered into between the Beneficiary and Debtor.

        2. NATURE OF GUARANTY. This Guaranty constitutes a guarantee of payment when due and not of collection. In the event that any payment of Debtor in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made. This Guaranty shall continue to be effective if Debtor merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist. GUARANTOR SHALL NOT BE REQUIRED TO PAY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM A PARTY'S NEGLIGENCE) TO BENEFICIARY, EXCEPT TO THE EXTENT THAT THE PAYMENTS REQUIRED TO BE MADE PURSUANT TO THE OBLIGATIONS UNDER THE MASTER AGREEMENT ARE DEEMED TO BE SUCH DAMAGES. IF AND TO THE EXTENT ANY PAYMENT MADE PURSUANT TO THE OBLIGATIONS UNDER THE MASTER AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES, AND NOT A PENALTY.

        3. CONSENTS, WAIVERS AND RENEWALS. Guarantor agrees that Beneficiary may, at any time and from time to time, without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) make any change in the terms of any Obligation or liability of Debtor to Beneficiary, (2) take or fail to take any action of any kind in respect of any security for any Obligation or liability of Debtor to Beneficiary, (3) exercise or refrain from exercising any rights against Debtor or others, or (4) compromise or subordinate any Obligation or liability of Debtor to Beneficiary including any security therefore.

       4. EXPENSES. The Guarantor agrees to pay on demand all out-of-pocket expenses

(including the reasonable fees and expenses of Beneficiary's counsel) in any way relating to the enforcement or protection of the rights of Beneficiary hereunder; provided, that the Guarantor shall not be liable for any expenses of Beneficiary if no payment under this Guaranty is due.

        5. SUBROGATION. The Guarantor will not exercise any rights which it may acquire by way of subrogation until all the Obligations to Beneficiary shall have been paid in full. Subject to the foregoing, upon payment of all the Obligations, the Guarantor shall be subrogated to the rights of Beneficiary against Debtor, and Beneficiary agrees to take such steps as the Guarantor may reasonably request, at the Guarantor's expense, to implement such subrogation.

        6. SETOFFS AND COUNTERCLAIMS. Guarantor reserves to itself all rights, counterclaims and other defenses which Debtor is or may be entitled to arising from or out of the Master Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Debtor, the power or authority of Beneficiary to enter into the Master Agreement, and to perform its Obligations thereunder, and the lack of validity or enforceability of Debtor's Obligations under the Master Agreement or any transaction thereunder.

        7. NO WAIVER; CUMULATIVE RIGHTS. No failure or delay on the part of Beneficiary to exercise, and no delay in exercising, any night, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative an not exclusive of any other, and may be exercised by Beneficiary from time to time.

        8. WAIVER OF NOTICE. The Guarantor waives notice of the acceptance of this Guaranty presentment, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever.

        9. REPRESENTATION AND WARRANTIES.

               (a) The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to execute, deliver and perform this Guaranty.

               (b) The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene any provision of law or of the Guarantor's constitutional documents or any contractual restriction binding on the Guarantor or its assets.

               (c) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        10. ASSIGNMENT; NON-RECOURSE. Neither the Guarantor nor the Beneficiary may assign its rights, interest or obligations hereunder to any other person without the prior written consent of the Guarantor or the Beneficiary, as the case may be, and any purported assignment absent such consent is void; provided however; that Beneficiary may assign its rights hereunder to any transferee of the Master Agreement without the consent of, but with notice to, the Guarantor, and Guarantor may assign and delegate all of Guarantor's rights and obligations hereunder, in whatever form the Guarantor deems appropriate, to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption. The obligations of the Guarantor under this Guaranty shall be without recourse to any shareholder(s), controlling entity(ies) or person(s) of Guarantor or any successor to any thereof, and no such shareholder(s), controlling entity(ies) or person(s) shall have any liability with respect thereto.

        11. NOTICES. All notices or other communications to the Guarantor shall be in writing and shall be given in the same manner and with the same effect as set forth in the Master Agreement. The Guarantor's address for notices is as follows:

                        519 Kimball Ave
                        Roanoke, VA 24016

or such other address as the Guarantor shall from time to time specify to Beneficiary.

        12. TERMINATION. This is a continuing Guaranty of all present and future Obligations of DEBTOR to the Beneficiary. Guarantor may terminate this Guaranty at any time upon written notice to Beneficiary, which termination shall become effective on the eleventh (11th) day after the date of receipt by the Beneficiary of such notice. Notwithstanding the foregoing, this Guaranty shall continue to apply to all Obligations of DEBTOR to the Beneficiary pursuant to the Master Agreement entered into before the effective date of termination.

        13. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. GUARANTOR AND BENEFICIARY JOINTLY AND SEVERALLY AGREE TO THE NONEXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, U.S.A. OVER ANY DISPUTES ARISING OR RELATING TO THIS GUARANTY.

        14. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OBLIGATIONS ARISING UNDER THE MASTER AGREEMENT.

        IN WITNESS WHEREOF, the Guarantor has caused its duly authorized officer to execute and deliver this Guaranty as of the date first above written. The Guaranty becomes effective concurrent with the effective date of the Master Agreement according to its terms.


RGC RESOURCES, INC.

By:     /S/ John B. Williamson, III
Name:   John B. Williamson, III
Title:  President and CEO




EXHIBIT P
                                          EXHIBIT A
                                    FOR IMMEDIATE DELIVERY
                              IMPORTANT TIME SENSITIVE DOCUMENT
                           NATURAL GAS PURCHASE CONFIRMATION NOTICE
                           ----------------------------------------
                                            (Date)


                           DUKE ENERGY TRADING AND MARKETING, L.L.C.
DUKE                       5400 WESTHEIMER COURT, HOUSTON, TX 77056               MOBIL
ENERGY
           CONTRACT ADMINISTRATION:   PHONE:  (713) 627-5400     FAX: (713) 627-6188

Deal ID:                                                                         Title ID:

This Confirmation Notice confirms the verbal agreement reached between representatives of the Buyer and Seller identified herein and confirms a transaction pursuant to the Agreement dated .

BUYER:                                             SELLER:
Attn:                               Contract #:    Attn:                        Contract #:
                                    Fax:           Phone:                       Fax:
Phone:

                                       SERVICE LEVEL:  I


                                                                                Qty/Day    Price
               Meter Description                        Beg       End           MMBTU      SMMBTU
-------------------------------------------------------------------------------------------------
PIPELINE:








If this description is contrary to our verbal agreement, notify DETM by clearly marking any such discrepancy(ies) directly on this Confirmation Notice and delivering to DETM Contract Administration via facsimile, telecopy or electronic transmission by the closeofthe second business day following your receipt. As soon as reasonably practical thereafter, please verbally notify either the DETM
Marketing Department or Contract Administration that such written notice has been rendered. Your failure to notify DETM of any such contrary understanding by such time constitutes your confirmation of the transaction as described above.

          PLEASEBE ADVISED THAT THE DETM COMPANY LOGO SHALL ACT AS OUR
           SIGNATURE IN ACCORDANCE WITH THE PROVISIONS OF THE UNIFORM
                                COMMERCIAL CODE.


DUKE ENERGYTRADING AND MARKETING, L.L.C.
NATURAL GAS MANAGEMENT AGREEMENT (11/01/01)
BLUEFIELD GAS COMPANY
                                    EXHIBIT Q
                       CITY GATE OPERATIONAL REQUIREMENTS
RGC:
In DTH/day.  Volumes include transport customer activity.
C = limited by Columbia needs.  E = limited by East Term. needs.
1 No LNG liquefaction
2 With LNG liquefaction
4 These numbers are theoretical maximums in excess of the TFE and in no way imply such a volume would be available from the delivering pipeline.
NOTE:   LNG INJECTION (LIQUEFACTION) VOLUMES SUPPLIED EXCLUSIVELY FROM TCO.

                                   Min               Max
                                   Volume            Volume
Summer (Apr-Oct)
      ETN                          2500              C
      TCO1                         5000              E
      TCO2                         6500              E

Winter (Nov-Mar)
      ETN
      EDD < 10                     7000              C
      1O < EDD <19                 8000              15000 4
      20 < EDD < 24               10000              20000 4
      25 < EDD < 29               11000              25000 4
      30 < EDD < 34               13000              30000 4
      35 < EDD < 39               14000              35000 4
      EDD > 40                    15200              40000 4

      TCO
      EDD < 10                     7000              75000 4
      11 < EDD < 25               15000              75000 4
      EDD > 26                    20000              75000 4

BGC:

C = limited by Columbia needs. B = limited by Bluefield Pipeline needs.
3 Average daily volume, may be higher or lower any given day.

                                   Min               Max
                                   Volume            Volume
Summer (Apr-Oct)
      BPC3                          300              600
      TCO                          5000              B
Winter (Nov-Mar)
      BPC3                          750              1250
      TCO                          5000              E

Note: Higher or lower volumes could be allowed from time to time depending on operating conditions. Example: On a summer day, the expected demand is 15,000 Dth. The transporters are delivering 7000 Dth on ETN and 1500 Dth on TCO. There is no liquefaction at the LNG facility. The manager would need to deliver at least 3,500 Dth on TCO and the rest on ETN.